Exhibit 99.1

                    [LOGO]
                   AROTECH
632 Broadway, Suite 1200, New York, New York 10012
   Tel: (646) 654-2107 o Fax (646) 654-2187
               www.arotech.com

FOR IMMEDIATE RELEASE

                AROTECH TO ACQUIRE FAAC INCORPORATED - A LEADING
                          MILITARY SIMULATION COMPANY

   FAAC 2002 revenues over $15 million, with $1.8 million in pre-tax profit;
                  2003 pre-tax profit forecast at $1.6 million

      New York, NY, January 8, 2004 - Arotech Corporation (NasdaqNM: ARTX) announced today that it has entered into a definitive agreement to acquire FAAC Incorporated, a privately-owned corporation with corporate headquarters located in Ann Arbor, Michigan. For more than 30 years, FAAC has provided simulators, systems engineering and software products to the United States military, government and private industry. This acquisition will significantly expand Arotech's simulation business into the military arena. The closing of this transaction is expected to take place next week.

      FAAC's 2002 revenues totaled over $15 million, with a pre-tax profit of $1.8 million; pre-tax profit for 2003 is anticipated to be $1.6 million. The purchase price is $14,000,000 ($12,000,000 in cash and $2,000,000 in Arotech stock), plus an earn-out based on 2004 net pretax profit, with an additional earn-out on the 2005 net profit from certain specific and limited programs. FAAC management will stay with the company and will continue to manage FAAC as a wholly-owned subsidiary of Arotech.

      The financing for the acquisition will come from funds raised from the sale of the 8% convertible debentures in September and December 2003. McColl Partners, LLC served as FAAC's exclusive financial advisor on the transaction

      FAAC () is a leading provider of driving simulators. FAAC's fully interactive driver-training systems feature state-of-the-art vehicle simulator technology enabling training in situation awareness, risk analysis and decision making, emergency reaction and avoidance procedures, and conscientious equipment operation. FAAC has an installed base of 169 simulators that have successfully trained over 78,000 drivers. FAAC's customer base includes all branches of the Department of Defense, state and local governments, and commercial entities.

      FAAC is the premier developer of validated, high fidelity analytical models and simulations of tactical air and land warfare for all branches of the Department of Defense and its related industrial contractors. Simulations developed by FAAC are found in systems ranging from instrumented air combat and maneuver ranges (such as Top Gun) to full task training devices such as the F-18 Weapon Tactics Trainer.

      FAAC supplies on-board software to support weapon launch decisions for the F-15, F-18, and Joint Strike Fighter (JSF) fighter aircraft. Pilots benefit by having highly accurate presentations of their weapon's capabilities, including susceptibility to target defensive reactions.

      FAAC designed and developed an Instructor Operator Station (IOS), Mission Operator Station (MOS) and real-time, database driven Electronic Combat Environment (ECE) for the

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Special Operational Forces Aircrew Training System (SOF ATS). The SOF ATS
provides a full range of aircrew training, including initial qualification, mission qualification, continuation, and upgrade training, as well as combat mission rehearsal.

      "This acquisition will significantly increase our revenues and lead us to consistent EBITDA profitability in 2004," said Robert S. Ehrlich, Arotech's Chairman, President and CEO. "Furthermore, combining the strengths of FAAC, a leader in the military markets, and IES Interactive, a leader in simulators for the law enforcement market, clearly presents significant synergy advantages for Arotech."

      Arotech also reported that it has not yet reached a satisfactory agreement with the lithium battery company with which it signed a letter of intent a few months ago. Arotech is continuing negotiations, which it hopes will result in a definitive agreement early in 2004.

About Arotech Corporation

      Arotech's corporate mission is to provide quality defense and security products for the military, law enforcement and homeland security markets, including advanced zinc-air batteries, multimedia interactive simulators/trainers and lightweight armoring.

      Arotech Corporation (www.arotech.com) operates two business divisions:
Electric Fuel Batteries - developing and manufacturing zinc-air batteries for military and homeland security applications and developing electric vehicle batteries for zero emission public transportation; and Arotech Defense - consisting of IES Interactive, which provides advanced high-tech multimedia training systems for law enforcement and paramilitary organizations, MDT Protective Industries, which provides vehicle armoring for the military, industrial and private sectors, and Arocon Security, which provides homeland security consulting and other services.

      Arotech is incorporated in Delaware and has corporate and sales offices in New York and Denver with research, development and production subsidiaries in Alabama, Colorado and Israel.

COMPANY CONTACT:
Jonathan Whartman
Senior VP, Communications
1-800-281-0356 ext 622
whartman@arotech.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary significantly. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech's products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; significant future capital requirements; and other risk factors detailed in Arotech's most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company's website above does not constitute incorporation of any of the information thereon into this press release.

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